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                                                                    EXHIBIT 99.2

                              i2 TECHNOLOGIES, INC.

                          EMPLOYEE STOCK PURCHASE PLAN
                (As Amended and Restated through April 20, 2001)

I.       PURPOSE OF THE PLAN

    This Employee Stock Purchase Plan is intended to promote the interests of i2 Technologies, Inc. by providing eligible employees with the opportunity to acquire a proprietary interest in the Corporation through participation in a payroll-deduction based employee stock purchase plan designed to qualify under
Section 423 of the Code.

    Capitalized terms herein shall have the meanings assigned to such terms in the attached Appendix.

II.      ADMINISTRATION OF THE PLAN

    The Plan Administrator shall have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of Code Section 423. Decisions of the Plan Administrator shall be final and binding on all parties having an interest in the Plan.

III.     STOCK SUBJECT TO PLAN

    A. The stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares of Common Stock purchased on the open market. The maximum number of shares of Common Stock which may be issued in the aggregate under the Plan and the International Plan shall not exceed 10,000,000 shares1.

    B. The number of shares of Common Stock available for issuance under the Plan and the International Plan shall automatically increase on the first trading day of January each calendar year during the term of the Plan, beginning with the calendar year 2002, by an amount equal to one percent (1%) of the total number of shares of Common Stock outstanding on the last trading day in December of the immediately preceding calendar year, but in no event shall any such annual increase exceed 6,000,000 shares.

    C. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and class of securities issuable under the Plan,
(ii) the maximum number and class of securities purchasable per Participant on any one Purchase Date (iii) the number and class of securities and the price per share in effect under each outstanding purchase right and (iv) the maximum number and/or class of securities by which the share reserve is to increase automatically each calendar year pursuant to the provisions of Section III.B of this Article One in order to prevent the dilution or enlargement of benefits thereunder.

IV.      PURCHASE PERIODS

    A. Shares of Common Stock shall be offered for purchase under the Plan through a series of successive purchase periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.

    B. Each purchase period shall have a duration of six (6) months. Purchase periods shall run from the first business day in May to the last business day in October and from the first business day in November to the last business day in April. The first purchase period commenced at the Effective Time and ended on the last business day in October 1996.


----------------------
        /1/ Share numbers have been adjusted to reflect the 2 for 1 stock split effected on June 2, 1998, the 2 for 1 stock split effected on February 17, 2000 and the 2 for 1 stock split effected on December 4, 2000.


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V.       ELIGIBILITY

    A. Each Eligible Employee may enter a purchase period under the Plan on the start date of such purchase period, provided he or she is an Eligible Employee on that date.

    B. To participate in the Plan for a particular purchase period, the Eligible Employee must complete the enrollment forms prescribed by the Plan Administrator (including a stock purchase agreement and a payroll deduction authorization form) and file such forms with the Plan Administrator (or its designate) on or before the start date of the purchase period.

VI.      PAYROLL DEDUCTIONS

    A. The payroll deduction authorized by the Participant for purposes of acquiring shares of Common Stock under the Plan may be any multiple of one percent (1%) of the Base Salary paid to the Participant during each purchase period, up to a maximum of fifteen percent (15%). The deduction rate so authorized shall continue in effect for the entire purchase period. The Participant may not increase his or her rate of payroll deduction during a purchase period. However, the Participant may, at any time during the purchase period, reduce his or her rate of payroll deduction to become effective as soon as possible after filing the appropriate form with the Plan Administrator. The Participant may not, however, effect more than one (1) such reduction per purchase period.

    B. Payroll deductions shall begin on the first pay day following the start date of the purchase period and shall (unless sooner terminated by the Participant) continue through the pay day ending with or immediately prior to the last day of the purchase period. The amounts so collected shall be credited to the Participant's book account under the Plan, but no interest shall be paid on the balance from time to time outstanding in such account. The amounts collected from the Participant shall not be held in any segregated account or trust fund and may be commingled with the general assets of the Corporation and used for general corporate purposes.

    C. Payroll deductions shall automatically cease upon the termination of the Participant's purchase right in accordance with the provisions of the Plan.

    D. The Participant's acquisition of Common Stock under the Plan on any Purchase Date shall neither limit nor require the Participant's acquisition of Common Stock on any subsequent Purchase Date.

VII.     PURCHASE RIGHTS

    A. Grant of Purchase Right. A Participant shall be granted a separate
       -----------------------
purchase right on the start date of each purchase period in which he or she participates. The purchase right shall provide the Participant with the right to purchase shares of Common Stock on the Purchase Date upon the terms set forth below. The Participant shall execute a stock purchase agreement embodying such terms and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

    Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of Code Section 424(d)) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or any Corporate Affiliate.

    B. Exercise of the Purchase Right. Each purchase right shall be
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automatically exercised on the Purchase Date, and shares of Common Stock shall accordingly be purchased on behalf of each Participant (other than any Participant whose payroll deductions have previously been refunded in accordance with the Termination of Purchase Right provisions below) on such date. The purchase shall be effected by applying the Participant's payroll deductions for the purchase period ending on such Purchase Date to the purchase of shares of Common Stock (subject to the limitation on the maximum number of shares purchasable per Participant on any one Purchase Date) at the purchase price in effect for that purchase period.

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    C. Purchase Price. The purchase price per share at which Common Stock will
       --------------
be purchased on the Participant's behalf on each Purchase Date shall be equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the start date of the purchase period or (ii) the Fair Market Value per share of Common Stock on that Purchase Date.

    D. Number of Purchasable Shares. The number of shares of Common Stock
       ----------------------------
purchasable by a Participant on each Purchase Date shall be the number of shares obtained by dividing the amount collected from the Participant through payroll deductions during the purchase period ending with that Purchase Date by the purchase price in effect for that Purchase Date. However, the maximum number of shares of Common Stock purchasable per Participant on any one Purchase Date shall not exceed 8,000 shares, subject to periodic adjustments in the event of certain changes in the Corporation's capitalization.

    E. Excess Payroll Deductions.  Any payroll deductions not applied to the
       -------------------------
purchase of Common Stock by reason of the limitation on the maximum number of shares purchasable by the Participant on the Purchase Date shall be promptly refunded.

    F. Termination of Purchase Right.  The following provisions shall govern the
       -----------------------------
termination of outstanding purchase rights:

       (i) Participant may, at any time prior to the last day of the purchase period, terminate his or her outstanding purchase right by filing the appropriate form with the Plan Administrator (or its designate), and no further payroll deductions shall be collected from the Participant with respect to the terminated purchase right. Any payroll deductions collected during the purchase period in which such termination occurs shall, at the Participant's election, be immediately refunded or held for the purchase of shares on the next Purchase Date. If no such election is made at the time such purchase right is terminated, then the payroll deductions collected with respect to the terminated right shall be refunded as soon as possible.

       (ii) The termination of such purchase right shall be irrevocable, and the Participant may not subsequently rejoin the purchase period for which the terminated purchase right was granted. In order to resume participation in any subsequent purchase period, such individual must re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms) on or before the start date of the new purchase period.

       (iii) Should the Participant cease to remain an Eligible Employee for any reason (including death, disability or change in status) while his or her purchase right remains outstanding, then that purchase right shall immediately terminate, and all of the Participant's payroll deductions for the purchase period in which the purchase right so terminates shall be immediately refunded. However, should the Participant cease to remain in active service by reason of an approved unpaid leave of absence, then the Participant shall have the right, exercisable up until the last business day of the purchase period in which such leave commences, to (a) withdraw the payroll deductions collected during such purchase period or (b) have such funds held for the purchase of shares at the next scheduled Purchase Date. In no event, however, shall any further payroll deductions be collected on the Participant's behalf during such leave. Upon the Participant's return to active service (x) within ninety (90) days following the commencement of such leave or (y) prior to the expiration of any longer period for which such Participant's right to reemployment with the Corporation is guaranteed by statute or contract, his or her payroll deductions under the Plan shall automatically resume at the rate in effect at the time the leave began, unless the Participant withdraws from the Plan prior to his or her return. An individual who returns to active employment following a leave of absence that exceeds in duration the applicable (x) or (y) time period will be treated as a new Employee for purposes of subsequent participation in the Plan and must accordingly re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms) on or before the start date of any subsequent purchase period in which he or she wishes to participate.

    G. Corporate Transaction.  Each outstanding purchase right shall
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automatically be exercised, immediately prior to the effective date of any
Corporate Transaction, by applying the payroll deductions of each Participant for the purchase period in which such Corporate Transaction occurs to the purchase of shares of Common Stock at a purchase price per share equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the start date of the purchase period in which such Corporate Transaction occurs or (ii) the Fair Market Value per share of Common Stock immediately prior to the effective date of such Corporate Transaction. However, the applicable

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limitation on the number of shares of Common Stock purchasable per Participant shall continue to apply to any such purchase.

    The Corporation shall use its best efforts to provide at least ten (10)-days prior written notice of the occurrence of any Corporate Transaction, and Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights prior to the effective date of the Corporate Transaction.

    H. Proration of Purchase Rights. Should the total number of shares of Common
       ----------------------------
Stock which are to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual, shall be refunded.

    I. Assignability.  The purchase right shall be exercisable only by the
       -------------
Participant and shall not be assignable or transferable by the Participant.

    J. Stockholder Rights.  A Participant shall have no stockholder rights with
       ------------------
respect to the shares subject to his or her outstanding purchase right until the shares are purchased on the Participant's behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.

VIII.    ACCRUAL LIMITATIONS

    A. No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other purchase right granted under this Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Code
Section 423) of the Corporation or any Corporate Affiliate, would otherwise permit such Participant to purchase more than Twenty-Five Thousand Dollars ($25,000) worth of stock of the Corporation or any Corporate Affiliate (determined on the basis of the Fair Market Value of such stock on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.

    B. For purposes of applying such accrual limitations, the following provisions shall be in effect:

       (i) The right to acquire Common Stock under each outstanding purchase right shall accrue on the Purchase Date in effect for the purchase period for which such right is granted.

       (ii) No right to acquire Common Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Common Stock under one (1) or more other purchase rights at a rate equal to Twenty-Five Thousand Dollars ($25,000) worth of Common Stock (determined on the basis of the Fair Market Value per share on the date or dates of grant) for each calendar year such rights were at any time outstanding.

    C. If by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular purchase period, then the payroll deductions which the Participant made during that purchase period with respect to such purchase right shall be promptly refunded.

    D. In the event there is any conflict between the provisions of this Article and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article shall be controlling.

IX.      EFFECTIVE DATE AND TERM OF THE PLAN

    A. The Plan was adopted by the Board in March 1996 and became effective at the Effective Time.

    B. The Plan was amended and restated on April 11, 1999 to increase the number of shares of common stock available under the Plan by 1,500,000 shares to 2,500,000 shares. The amendment was approved by the stockholders at the 1999 Annual Meeting.

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    C. The Plan was amended and restated on April 20, 2001 to (i) implement an automatic share increase feature pursuant to which the number of shares reserved for issuance in the aggregate under the Plan and the International Plan shall automatically increase on the first trading day of January each year, beginning with calendar year 2002, by an amount equal to one percent (1%) of the total number of shares of Common Stock outstanding on the last trading day in December of the immediately preceding calendar year, but in no event shall any such annual increase exceed 6,000,000 shares; (ii) eliminate the thirty (30)-day service period for eligibility to participate in the Plan; and (iii) extend the term of the Plan until the last business day in April 2011. The elimination of the thirty (30)-day service requirement shall be effective with the purchase period commencing May 1, 2001. The annual share increase and extension of the Plan term shall be subject to stockholder approval at the 2001 Annual Meeting. No purchase rights shall be granted and no shares of Common Stock shall be issued on the basis of any such annual share increase unless and until the shareholders approve the annual increase at the 2001 Annual Meeting.

    D. Unless sooner terminated by the Board, the Plan shall terminate upon the earliest of (i) the last business day in April 2011 (subject to stockholder
--------
approval of the April 20, 2001 amendment), (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan or (iii) the date on which all purchase rights are exercised in connection with a Corporate Transaction. No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected, under the Plan following such termination.

X.       AMENDMENT OF THE PLAN

    The Board may alter, amend, suspend or discontinue the Plan at any time to become effective immediately following the close of any purchase period. However, the Board may not, without the approval of the Corporation's stockholders, (i) increase the number of shares of Common Stock issuable under the Plan, except for permissible adjustments in the event of certain changes in the Corporation's capitalization, (ii) alter the purchase price formula so as to reduce the purchase price payable for the shares of Common Stock purchasable under the Plan, or (iii) modify the requirements for eligibility to participate in the Plan.

XI.      GENERAL PROVISIONS

    A. All costs and expenses incurred in the administration of the Plan shall be paid by the Corporation.

    B. Nothing in the Plan shall confer upon the Participant any right to continue in the employ of the Corporation or any Corporate Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Corporate Affiliate employing such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person's employment at any time for any reason, with or without cause.

    C. The provisions of the Plan shall be governed by the laws of the State of Texas without resort to that State's conflict-of-laws rules.

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                                   Schedule A
                                   ----------

                          Corporations Participating in
                          Employee Stock Purchase Plan
                             (As of April 20, 2001)


                              i2 Technologies, Inc.
                              i2 Technologies (Canada), Inc.
                              i2 Technologies, Limited
                              i2 Technologies GmbH
                              i2 Technologies Pte. Ltd.
                              InterTrans Logistics Solutions Limited

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                                    APPENDIX
                                    --------

    The following definitions shall be in effect under the Plan:

    A. Base Salary shall mean the regular base salary paid to a Participant by
       -----------
one or more Participating Companies during such individual's period of participation in the Plan, plus any pre-tax contributions made by the Participant to any Code Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program now or hereafter established by the Corporation or any Corporate Affiliate. The following items of compensation shall not be included in Base Salary: (i) all overtime payments, bonuses, commissions (other than those functioning as base salary equivalents), profit-sharing distributions and other incentive-type payments and (ii) any and all contributions (other than Code Section 401(k) or Code Section 125 contributions) made on the Participant's behalf by the Corporation or any Corporate Affiliate under any employee benefit or welfare plan now or hereafter established.

    B. Board shall mean the Corporation's Board of Directors.
       -----

    C. Code shall mean the Internal Revenue Code of 1986, as amended.
       ----

    D. Common Stock shall mean the Corporation's common stock.
       ------------

    E. Corporate Affiliate shall mean any parent or subsidiary corporation of
       -------------------
the Corporation (as determined in accordance with Code Section 424), whether now existing or subsequently established.

    F. Corporate Transaction shall mean either of the following stockholder-
       ---------------------
approved transactions to which the Corporation is a party:

       (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

       (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Corporation in complete liquidation or dissolution of the Corporation.

    G. Corporation shall mean i2 Technologies, Inc., a Delaware corporation, and
       -----------
any corporate successor to all or substantially all of the assets or voting stock of i2 Technologies, Inc. which shall by appropriate action adopt the Plan.

    H. Effective Time shall mean the time at which the Underwriting Agreement
       --------------
was executed and finally priced. Any Corporate Affiliate which becomes a Participating Corporation after such Effective Time shall designate a subsequent Effective Time with respect to its employee-Participants.

    I. Eligible Employee shall mean any person who employed by a Participating
       -----------------
Corporation on a basis under which he or she is regularly expected to render more than twenty (20) hours of service per week for more than five (5) months per calendar year for earnings considered wages under Code Section 3401(a).

    J. Fair Market Value per share of Common Stock on any relevant date shall be
       -----------------
determined in accordance with the following provisions:

       (i) If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

       (ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which

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    such quotation exists.

        (iii) For purposes of the initial purchase period which began at the Effective Time, the Fair Market Value was be deemed to be equal to the price per share at which the Common Stock were sold in the initial public offering pursuant to the Underwriting Agreement.

    K. 1933 Act shall mean the Securities Act of 1933, as amended.
       --------

    L. Participant shall mean any Eligible Employee of a Participating
       -----------
Corporation who is actively participating in the Plan.

    M. Participating Corporation shall mean the Corporation and such Corporate
       -------------------------
Affiliate or Affiliates as may be authorized from time to time by the Board to extend the benefits of the Plan to their Eligible Employees. The Participating Corporations in the Plan as of April 20, 2001 are listed in attached Schedule A.

    N. Plan shall mean the Corporation's Employee Stock Purchase Plan, as set
       ----
forth in this document.

    O. Plan Administrator shall mean the committee of two (2) or more Board
       ------------------
members appointed by the Board to administer the Plan.

    P. Purchase Date shall mean the last business day of each purchase period.
       -------------

    Q. Stock Exchange shall mean either the American Stock Exchange or the New
       --------------
York Stock Exchange.

    R. Underwriting Agreement shall mean the agreement between the Corporation
       ----------------------
and the underwriter or underwriters managing the initial public offering of the Common Stock.

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